Exhibit 1.3

ELECTION FORM

On October 25, 2013, Citizens Independent Bancorp, Inc.’s (the “Company”) commenced an offering for the sale of up to 369,754 of its common shares, without par value, at a subscription price of $15.39 per share (the “Offering”). You purchased stock in the Offering. Pursuant to the terms of the Company’s Post Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the SEC on May __, 2014, you are hereby being offered the following two options relating to your purchase of stock in the Offering:

Option 1 – Rescission Right

If you wish to rescind your purchase of stock in the Offering you may do so by checking the box below, signing the form at the bottom and delivering this form with the applicable stock certificate representing the stock that you purchased in the Offering to the Company prior to June , 2014. Upon receipt of this completed election form and the appropriate stock certificate, the Company will promptly refund you the full subscription amount that you paid for your stock in the Offering.

☐ Please check this box to Select Option 1

Option 2 – Partial Refund based Upon Adjusted Offering Price

If you do not wish to rescind your purchase of stock in the Offering or if you do not complete and deliver to the Company this election form prior to May 31, 2014, you will receive a partial refund of your original subscription payment. The amount of the refund will be equal to $0.90 for each share purchased in the Offering. The $0.90 per share refund is equal to the difference between the original offering price of $15.39 and the adjusted offering price of $14.49, which takes into account the restatement of the Company’s 2012 financials.

Formula to determine the amount of the partial refund:

Original number of shares purchased multiplied by $0.90 = Partial Refund

☐ Please check this box to Select Option 2

 If the Company does not receive an executed election form from you, you will be deemed to have elected Option 2 and you will receive a partial refund as specified above under Option 2.

 Please sign your name(s) below exactly as it appears on your stock certificate.

Holder, sign above	Co-holder (if any) sign above

Citizens Independent Bancorp, Inc.

188 West Main Street

Logan, Ohio 43138